                                                            Exhibit 12


                   CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED DIVIDEND REQUIREMENTS





                                        TWELVE MONTHS ENDED
                                              JUNE 30                     YEAR ENDED DECEMBER 31
                                         ------------------- -------------------------------------------------
                                          1996      1995      1995      1994      1993      1992      1991
                                         --------- --------- --------- --------- --------- --------- ---------

                                                                (dollars in thousands)

Fixed charges, as defined:
 Interest expense                        $  10,111     9,206     9,938     8,090     7,038     7,478 $   7,793
 Amortization of debt issuance expense         609       600       606       593       562       402       362
                                         --------- --------- --------- --------- --------- --------- ---------


      Total fixed charges                  10,720     9,806    10,544     8,683     7,600     7,880  $   8,155
                                         --------- --------- --------- --------- --------- --------- ---------




Earnings, as defined:
 Earnings before preferred dividends        7,896     7,074     7,732     5,760     9,103     4,843  $  7,651
 Add (deduct):
    Income taxes                            4,678     4,292     4,508     3,505     5,224     2,817     4,206
    Cumulative effect of change
     in accounting method                       -         -         -         -      (209)        -         -
    Fixed charges                          10,720     9,806    10,544     8,683     7,600     7,880     8,155
                                         --------- --------- --------- --------- --------- --------- ---------


      Total earnings                     $ 23,294    21,172    22,784    17,948    21,718    15,540 $ 20,012
                                         --------- --------- --------- --------- --------- --------- ---------


Ratio of earnings to fixed charges           2.17      2.16      2.16      2.07      2.86      1.97     2.45
                                         --------- --------- --------- --------- --------- --------- ---------




Fixed charges and preferred
 dividend requirements:
      Fixed charges                      $ 10,720     9,806    10,544     8,683     7,600     7,880   $ 8,155
      Preferred dividend requirements         842       882       853       898       913       941       229
                                         --------- --------- --------- --------- --------- --------- ---------

      Total                              $ 11,562    10,688    11,397     9,581     8,513     8,821   $ 8,384
                                         --------- --------- --------- --------- --------- --------- ---------


Ratio of earnings to fixed charges
 and preferred dividend requirements         2.01      1.98      2.00      1.87      2.55      1.76      2.39
                                         --------- --------- --------- --------- --------- --------- ---------

